UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 26, 2005

RSA Security Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25120	04-2916506
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

174 Middlesex Turnpike, Bedford, Massachusetts		01730
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(781) 515-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On January 26, 2005, the Board of Directors of RSA Security Inc. and the Compensation Committee of our Board of Directors took several actions with respect to the compensation of our executive officers and directors:

1. 2004 Bonuses to Executive Officers. The Compensation Committee of our Board of Directors approved the payment of cash bonuses to our executive officers in accordance with the 2004 executive incentive compensation plan previously approved by the Compensation Committee. The target cash bonus that each executive officer was eligible to receive (the "Target Bonus") for the fiscal year ended December 31, 2004 is expressed as a percentage of the officer’s base salary. The actual 2004 bonus that the Committee approved for payment to each executive officer is based on (1) RSA Security’s achievement of the base operating income set forth in our 2004 operating plan and (2) the achievement of a specified corporate milestone. All of our executive officers other than Arthur W. Coviello, Jr., Scott T. Schnell and Gerard H. Wilson had a 2004 Target Bonus of 80% of each officer’s base salary and will actually receive a 2004 bonus in the amount of 72% of his or her base salary. Mr. Coviello, our President and Chief Executive Officer, had a 2004 Target Bonus of 125% of his base salary and will actually receive a 2004 bonus in the amount of 112.5% of his base salary. Mr. Schnell, our Senior Vice President of Sales, Marketing and Professional Services, had a 2004 Target Bonus of 104% of his base salary and will actually receive a 2004 bonus, including commissions based on our revenue and bookings during the year ended December 31, 2004, in the amount of 150% of his base salary. Mr. Wilson, our Senior Vice President and Chief Information Officer, had a 2004 Target Bonus of 60% of his base salary and will actually receive a 2004 bonus in the amount of 54% of his base salary. Mr. Wilson did not become an executive officer until October 2004; therefore, his 2004 bonus reflects his previous position as a non-executive officer.

2. 2005 Executive Incentive Compensation Plan. The Compensation Committee approved our 2005 executive incentive compensation plan for our executive officers. All of our executive officers other than Messrs. Coviello and Schnell have a 2005 Target Bonus of 80% of each officer’s base salary. Mr. Coviello has a 2005 Target Bonus of 125% of his base salary. Mr. Schnell has a 2005 Target Bonus of 104% and is also eligible to receive commissions based on our revenue and bookings during the year ended December 31, 2005. Our Compensation Committee will determine the actual 2005 bonuses payable to our executive officers as follows:

• If RSA Security achieves 100% of the base operating income set forth in our 2005 operating plan in the fiscal year ending December 31, 2005, then each executive officer will receive 100% of his or her Target Bonus.
• If RSA Security achieves less than 100% of the base operating income set forth in our 2005 operating plan in the fiscal year ending December 31, 2005, then none of our executive officers will receive a bonus, although Mr. Schnell may still receive commissions.
• If RSA Security achieves more than 100% of the base operating income set forth in our 2005 operating plan in the fiscal year ending December 31, 2005, then each executive officer will receive 100% of his or her Target Bonus plus an additional amount equal to the percentage of over-achievement times two, up to a maximum bonus of 140% of the officer’s Target Bonus. For example, if RSA Security were to achieve 105% of the base operating income, then each executive officer would receive 110% of his or her Target Bonus.

3. Director Equity Compensation. Our Board of Directors approved an equity compensation plan for non-executive directors, subject to our stockholders’ approval of our 2005 Stock Incentive Plan at the 2005 Annual Meeting of Stockholders:

• When he or she is first elected to our Board of Directors, each non-employee director will receive a nonstatutory stock option to purchase 50,000 shares of our common stock.
• On the date of each annual meeting of stockholders, each non-executive director (including Charles R. Stuckey, Jr.) will receive an annual nonstatutory stock option to purchase 25,000 shares of our common stock, so long as the director continues to serve as a director immediately after the annual meeting.
• All stock options granted to our non-executive directors will have a term of eight years.

4. Compensation of our Chairman. Our Board of Directors approved an adjustment to the cash compensation of the Chairman of our Board of Directors, James K. Sims. Each of our non-employee directors (including Mr. Sims but excluding Mr. Stuckey) receives (1) an annual retainer fee of $20,000, payable as of the date of the annual meeting of stockholders, (2) $2,000 for attendance at each Board meeting in which he or she participates, whether in person or by telephone, and (3) $1,000 for attendance at each meeting of a committee of the Board in which he or she participates, whether in person or by telephone, other than committee meetings held on the day of or on the day before or after a meeting of the full Board. In addition to these fees to which all non-employee directors are entitled, as Chairman, Mr. Sims receives an additional $4,000 for each Board or committee meeting that he attends. Beginning on the date of our 2005 Annual Meeting of Stockholders, the additional meeting fees received by the Chairman will be limited to a maximum of $60,000 in aggregate additional fees per year.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RSA Security Inc.

January 27, 2005	By:	/s/Jeffrey D. Glidden

Name: Jeffrey D. Glidden
Title: Senior Vice President, Finance and Operations, Chief Financial Officer and Treasurer